                                                                    Exhibit 21.1


                 LIST OF SUBSIDIARIES OF SHILOH INDUSTRIES, INC.


         The following is a list of the subsidiaries of Shiloh Industries, Inc., a Delaware corporation (the "Corporation"). The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Corporation. If indented, the corporation is a wholly owned subsidiary of the corporation under which it is listed unless otherwise noted.


NAME OF CORPORATION                                    STATE OF INCORPORATION

Shiloh Corporation                                              Ohio
         The Sectional Die Company                              Ohio
                  Sectional Stamping, Inc.                      Ohio
Valley City Steel Company(1)                                    Ohio
         Medina Blanking, Inc.(2)                               Ohio
         Liverpool Coil Processing, Incorporated                Ohio
Greenfield Die & Manufacturing Corp.                            Michigan
C&H Design Company                                              Michigan
Jefferson Blanking, Inc.                                        Georgia
Shiloh Automotive, Inc.                                         Ohio
Shiloh de Mexico S.A. de C.V.                                   Mexico
Shiloh Industries, Inc. Dickson Manufacturing Division          Tennessee


         The Corporation also owns an 80% equity interest in Shiloh of Michigan, L.L.C., a Michigan limited liability company.









--------

(1) Valley City Steel Company is 49% owned by the Corporation and 51% owned by Shiloh Corporation.

(2) Medina Blanking, Inc. is 22% owned by the Corporation, 22% owned by Shiloh Corporation and 56% owned by Valley City Steel Company.